Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Taoping Inc. and its subsidiaries (the “Company”) on Form S-8 of our report dated April 30, 2021, with respect to our audits of the Company’s consolidated financial statements as of December 31, 2020 and 2019, and for the three years ended December 31, 2020, which includes an explanatory paragraph as to substantial doubt about the Company’s ability to continue as a going concern and appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2020.

/s/ UHY LLP

New York, New York
May 28, 2021